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                                                                    EXHIBIT 11.1

                           SEAGATE TECHNOLOGY, INC.
                      COMPUTATION OF NET INCOME PER SHARE
                     (In thousands except per share data)
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                                                               Three Months Ended            Six Months Ended
                                                               ------------------            ----------------
                                                            Dec. 27,        Dec. 29,       Dec. 27,       Dec. 29,
                                                              1996            1995           1996           1995
                                                            --------        ---------      --------       --------
PRIMARY
-------
Weighted average number of common
 shares outstanding during the period                         226,388        194,016        220,058        193,086

Incremental common shares attributable
 to exercise of outstanding options
 (assuming proceeds would be used to
 purchase treasury stock)                                       7,878          6,916          6,773          6,442
                                                             --------       --------       --------       --------
Total shares                                                  234,266        200,932        226,831        199,528
                                                             ========       ========       ========       ========
Net income:
  Amount                                                     $212,600       $148,915       $341,961       $269,724
  Per share                                                     $0.91          $0.74          $1.51          $1.35

FULLY DILUTED
-------------
Weighted average number of common
 shares outstanding during the period                         226,388        194,016        220,058        193,086

Incremental common shares attributable
 to exercise of outstanding options
 (assuming proceeds would be used to
 purchase treasury stock) and conversion
 of convertible subordinated debentures                        37,914         58,106         42,877         57,748
                                                             --------       --------       --------       --------
Total shares                                                  264,302        252,122        262,935        250,834
                                                             ========       ========       ========       ========
Net income:
  Amount                                                     $212,600       $148,915       $341,961       $269,724
  Add 6-3/4% convertible subordinated
   debentures interest, net of income tax effect                    -          2,734              -          5,470
  Add 5% convertible subordinated debentures
   interest, net of income tax effect                           2,319          2,057          4,376          4,114
  Add 6-1/2% convertible subordinated
   debentures interest, net of income tax effect                2,826          2,967          6,465          5,934
  Add 6-3/4% convertible subordinated
   debentures interest, net of income tax effect                3,110          2,085          5,663          4,170
                                                             --------       --------       --------       --------
Total                                                        $220,855       $158,758       $358,465       $289,412
                                                             ========       ========       ========       ========
  Per share                                                     $0.84          $0.63          $1.36          $1.15
                                                             ========       ========       ========       ========
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